THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND ALL OTHER APPLICABLE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

$500,000.00                                                                                         No. _______

HII TECHNOLOGIES

AQUA HANDLING OF TEXAS, LLC

 SUBORDINATED SECURED PROMISSORY NOTE

________ __, 2013

1. General.  For value received, and subject to the terms hereof, HII Technologies, Inc., a Delaware corporation and Aqua Handling of Texas, LLC, a Texas limited liability company (collectively, "Payor"), hereby promises to pay to the order of ______________________ (together with its successors and assigns, "Payee"), the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).  This subordinated secured promissory note (the "Note") is being delivered by Payor to Payee in partial consideration for the purchase by HII Technologies, Inc. of the Payee’s equity interests in Aqua Handling of Texas, LLC, a Texas limited liability company (“Aqua”), pursuant to that certain Securities Purchase Agreement (the "Agreement"), dated as of the date hereof, between Payee, Payor and the other parties set forth therein. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2. Term; Payments.  The Note shall be repaid in twelve equal quarterly installments of principal of $41,666,67 per installment (each, an “Installment Payment”), commencing on February 1, 2014 and continuing through November 1, 2016, plus accrued interest thereon from November __, 2013, payable on the first business day of February, May, August and November, commencing February 1, 2014 and continuing through and including  November 1, 2016 (the “Maturity Date”), provided however that if, at the close of any fiscal quarter immediately preceding an Installment Payment, Aqua’s gross revenues for such fiscal quarter were less than $500,000, then the Maturity Date will be extended by one additional quarter and such Installment Payment shall be deferred and due and payable on such new Maturity Date. For the avoidance of doubt, if Aqua’s revenues for the fiscal quarter ended March 31, 2014 was $400,000, then the Maturity Date would be extended until February 1, 2017 and the Installment Payment due May 1, 2014 would be deferred and payable on the new Maturity Date of February 1, 2017 (the “Deferred Payment”).  Notwithstanding the foregoing, Payor may not defer more than (i) 2 consecutive Installment Payments or (ii) 6 Installment Payments in the aggregate.  No interest shall accrue on any Deferred Payment. All payments to be made by Payor to Payee under or pursuant to this Note shall be made in immediately available funds of the United States of America.  Both principal and interest shall be payable without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note, the proceeds hereof or on the ownership hereof by any government or any instrumentality, authority or political subdivision thereof.

3. Interest.  Interest shall accrue from the date hereof on any unpaid principal balance of this Note at the rate of five percent (5%) per annum; provided, however, that while an Event of Default exists, interest shall accrue on the principal balance, together with all accrued and unpaid interest, which shall be added to the principal balance, at the per annum rate of ten-percent (10.00%) per annum (the “Default Rate”).

4. Place of Payment.  Any and all amounts payable by Payor to Payee hereunder shall be made in immediately available funds and shall be paid at _________________________________, or at such other address of which Payee shall give written notice to Payor.

5. Security Agreement.  This Note has been issued pursuant to and in accordance with the terms and conditions of the Agreement, is secured by a certain Security Agreement (collectively, the "Security Agreement") of even date herewith granted by Payor in the Collateral (as defined therein) and is subject to and governed by the terms and conditions of the Agreement and the Security Agreement.

6. Subordination.  This Note is subject to the terms and conditions of that certain Subordination Agreement with Rosenthal and Rosenthal, Inc. executed between the Payee and Rosenthal of even date herewith.

7. Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(a) Failure of Payor to pay the principal of or interest on this Note, when and as the same shall become due and payable and such failure continues unremedied for five (5) business days.

(b) The material default, breach or violation of Payor in the performance or observance of any of the other covenants, agreements, representations, warranties or conditions of Payor contained in this Note and such material default, breach or violation continues unremedied for a period of fifteen (15) days following the occurrence thereof.

(c) The occurrence of an Event of Default under the Security Agreement securing this Note.

(d) The admission in writing of Payor of its inability to pay its debts generally as they become due.

(e) Filing by Payor of a petition in bankruptcy or a petition to take advantage of any insolvency act.

(f) The making by Payor of an assignment for the benefit of its creditors.

(g) The consent by Payor to the appointment of a receiver of itself or of the whole or any substantial part of its property.

(h) Adjudication of Payor as bankrupt on a petition in bankruptcy filed against it which is not dissolved within sixty (60) days.

(i) Filing by Payor of a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

(j) Entry of an order, judgment or decree by a court of competent jurisdiction appointing, without the consent of Payor, a receiver of Payor or of the whole or any substantial part of its property, or approval of a petition filed against it seeking reorganization or arrangement of Payor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, if such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

8. Remedies.  Upon the occurrence of an Event of Default hereunder, in addition to all other rights, remedies and powers of Payee under this Note or otherwise available at law or in equity, Payee may, at its option, without notice, declare the outstanding principal balance and interest immediately due and payable in full without further notice to or demand on Payor of any kind, including without limitation, presentment, demand or notice of demand, protest or notice of protest, notice of nonpayment or dishonor and all other notices or communications in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, all of which are hereby waived by Payor.  Payor also hereby waives all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed. Each right, power, and remedy of Payee as provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Payee, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Payee of any or all such other rights, powers, or remedies.

9. Notices.  All notices and other communications required or permitted under this Note shall be made in accordance with the provisions of the Agreement.

10. Interest Savings Clause.  If any interest payment due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

11. Amendments and Waivers.  This Note may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by both Payor and Payee. No waiver with respect to this Note shall be enforceable against Payee unless in writing and signed by Payee. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Payee, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

12. Successors and Assigns.  This Note shall be binding upon the parties and their respective successors and assigns. Payor shall not in any manner assign any of its rights or obligations under this Note without the express prior written consent of the holder of this Note.

13. Severability.  If any provision of this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14. Expense of Enforcement.  In the event Payee takes any action to enforce its rights hereunder or under the Security Agreement, Payor will reimburse Payee for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees, appraisal fees, accounting fees, copying costs and travel and lodging expenses.

15. Section Headings.  The section and subsections headings in this Note are for convenience of reference only, do not constitute a part of this Note, and shall not affect its interpretation.

16. Controlling Law.  This Note is made under, and shall be construed and enforced in accordance with, the laws of the State of Texas applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  EACH OF THE PARTIES (A) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF TEXAS, IN ANY AND ALL ACTIONS BETWEEN OR AMONG ANY OF THE PARTIES, WHETHER ARISING HEREUNDER OR OTHERWISE, (B) IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, AND (C) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO THE ADDRESS AT WHICH SUCH PARTY IS TO RECEIVE NOTICE PURSUANT TO THE PROVISIONS OF THE AGREEMENT.

17. Waivers. Presentment for payment, demand, protest and notice of demand, protest, nonpayment, dishonor, acceleration and intent to accelerate and all other notices are hereby waived by Payor and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally, who further waives, to the extent permitted by law, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property against the enforcement and collection of the obligations evidenced by this Note, and who agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Payor has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

PAYOR:

HII TECHNOLOGIES, INC.

By:__________________________

Name:

Title:

AQUA HANDLING OF TEXAS, LLC

By:__________________________

Name:

Title: